Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

STAR GAS PARTNERS, L.P.

Star Gas Partners, L.P., a limited partnership organized under the Delaware Revised Uniform Partnership Act (the “Act”), for purposes of amending and restating its Certificate of Limited Partnership filed with the office of the Secretary of State of Delaware on October 16, 1995 under the name Star Gas Partners L.P. and amended on October 19, 1995 changing its name to Star Gas Partners, L.P., hereby certifies that effective upon filing its Amended and Restated Certificate of Limited Partnership is amended and restated to read in its entirety as follows:

1. The name of the limited partnership is Star Gas Partners, L.P.

2. The address of the registered office of the limited partnership in Delaware is 615 South Dupont Hwy., Dover, DE 19901. The limited partnership’s registered agent at that address is Capital Services, Inc.

3. The name and address of the general partner is as follows:

Name	Address

Kestrel Heat, LLC	2187 Atlantic Street
Stamford, CT 06902

IN WITNESS WHEREOF, this Amended and Restated Certificate of Limited Partnership; which restates and integrates and also further amends the Amended and Restated Certificate of Limited Partnership as heretofore amended or supplemented, has been duly executed as of the 28th day of April, 2006 and is being filed in accordance with Section 17-210 of the Act by the withdrawing general partner thereunto duly authorized and by the general partner designated herein as the new general partner.

STAR GAS LLC		KESTREL HEAT, LLC
The withdrawing general partner		The new general partner

By:	/s/ Joseph Cavanaugh	By:	/s/ Joseph Cavanaugh
Name:	Joseph Cavanaugh	Name:	Joseph Cavanaugh
Title:	Chief Executive Officer	Title:	Chief Executive Officer